INVESTMENT AGREEMENT
This Investment Agreement (the “Agreement”), dated as of August 19, 2025 is between EA Series Trust, a statutory trust organized under the laws of the State of Delaware (the “Acquiring Trust”), on behalf of each of its separate series listed on Schedule A (each, an “Acquiring Fund,” and collectively, the “Acquiring Funds”), severally and not jointly, and GraniteShares ETF Trust, a statutory trust organized under the laws of the State of Delaware (the “Acquired Trust”), on behalf of each of its respective series listed on Schedule B and such additional series as shall be designated in the future (each, an “Acquired Fund,” and collectively, the “Acquired Funds”), severally and not jointly.
WHEREAS, each of the Acquiring Funds and the Acquired Funds are investment companies that are registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940 (the “1940 Act”);
WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies.
WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and
WHEREAS, the Acquiring Funds may, from time to time, invest in shares of the Acquired Funds in excess of the limitations of Section 12(d)(1) in reliance on the Rule;
NOW THEREFORE, in accordance with the Rule, each of the Acquiring Funds and the Acquired Funds desires to set forth the following terms pursuant to which each of the Acquiring Funds may invest in each of the Acquired Funds in reliance on the Rule.

1.Terms of Investment
(a)GraniteShares Advisors LLC, each Acquired Fund’s investment adviser, has determined that the risk of undue influence on an Acquired Fund by an Acquiring Fund is sufficiently limited because each Acquired Fund operates as an exchange-traded fund, and therefore is designed to accommodate large investments and redemptions, whether from Acquiring Funds or other investors. Creation and redemption orders for shares of an Acquired Fund can only be submitted by broker-dealers or other participants in the Continuous Net Settlement (CNS) clearing process of the National Securities Clearing Corporation (NSCC) or the Depository Trust Company (DTC) (collectively, “Authorized Participants”) that have entered into an agreement with the Acquired Trust’s distributor to transact in shares of each Acquired Fund (“AP Agreement”). The Acquired Funds also have policies and procedures that have been adopted pursuant to Rule 6c-11 under the

1940 Act, which govern transactions in their respective shares (the “Basket Policies”). Any creation or redemption order submitted by an Acquiring Fund through an Authorized Participant will be satisfied pursuant to the Basket Policies and the relevant AP Agreement. The Basket Policies include provisions that govern in-kind creations and redemptions, as well as cash transactions. In any event, the Acquired Funds generally expect that the Acquiring Funds will, and the Acquiring Funds intend to, transact in shares of the Acquired Fund(s) on the secondary market rather than through direct creation and redemption transactions with the Acquired Fund(s).
(b)In order to help reasonably address the risk of undue influence on the Acquired Funds by the Acquiring Funds, each of the Acquiring Funds and each of the Acquired Funds agree to the following terms regarding each Acquiring Fund’s investment in an Acquired Fund necessary to make the required finding:
(i)     Scale of investment. The Acquiring Fund will use reasonable efforts to limit the amount of Acquired Fund shares it owns to no more than 25% of the Acquired Fund’s assets. The Acquiring Fund shall be entitled to rely on information regarding the Acquired Fund’s assets provided by the Acquired Fund.

(c)     Prior to an Acquiring Fund’s initial acquisition of shares of an Acquired Fund in excess of the limits of Section 12(d)(1)(A), the Acquiring Fund Adviser shall evaluate at a minimum the complexity of the structure of the Acquiring Fund’s investment in the Acquired Fund and the fees and expenses associated with the Acquiring Fund’s investment in the Acquired Fund, and find that the fees and expenses of the Acquiring Fund do not duplicate the fees and expenses of the Acquired Fund.

(d)     In order to assist the Acquiring Fund Adviser with assessing the impact of fees and expenses associated with an investment in the Acquired Fund, the Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund and any other information reasonably requested by the Acquiring Fund in order for the Acquiring Fund to make its finding required under the Rule.

2.Representations and Obligations of the Acquired Fund
(a)In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees: (i) to comply with all conditions of the Rule applicable to Acquired Fund; (ii) to comply with its obligations under this Agreement; (ii) provide the Acquiring Fund on a timely basis with any updates to information previously provided under this Agreement that could materially impact the required findings made by the Acquiring Fund under the Rule; and (iii) to promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule or this Agreement.
3.Representations and Obligations of the Acquiring Fund
(a)In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees: (i) to comply with all conditions of the Rule applicable to Acquiring Fund; (ii) to comply with its obligations under this Agreement; (iii) to participate in the proposed transactions in a manner that addresses the concerns underlying the Rule during such periods when it is investing in reliance on the Rule and this Agreement; (iv) that investments in the

Acquired Fund will be consistent with the investment policies set forth in the Acquiring Fund’s registration statement; (v) provide the Acquired Fund on a timely basis with any updates to information previously provided under this Agreement that could materially impact the required findings made by the Acquired Fund under the Rule; and (iv) to promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule or this Agreement.
(b)The Acquiring Fund or the Acquiring Fund Adviser or persons controlling, controlled by, or under common control with the Acquiring Fund Adviser (the “Advisory Group”), or any investment sub-adviser or person controlling, controlled by, or under common control with an investment sub-adviser to the Acquiring Funds (the “Sub-Advisory Group”) will not individually or in the aggregate acquire more than 25% of the voting securities of any Acquired Fund or otherwise control any Acquired Fund within the meaning of Section 2(a)(9) of the 1940 Act. If, as a result of a decrease in the outstanding voting securities of any Acquired Fund, the Acquiring Fund and its Advisory Group or its Sub-Advisory Group, each in the aggregate, becomes a holder of more than 25% of the outstanding voting securities of an Acquired Fund, it will vote its shares in the same proportion as the vote of all other holders of the shares of such Acquired Fund.
4.Indemnification
(a)Each Acquiring Fund agrees to hold harmless and indemnify the applicable Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the Acquiring Fund of any provision of this Agreement or (ii) a violation or alleged violation by the Acquiring Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.
(b)Each Acquired Fund agrees to hold harmless and indemnify the applicable Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any Claims asserted against the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the Acquired Fund of any provision of this Agreement or (ii) a violation or alleged violation by the Acquired Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.
5.Notices
Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement and the Rule shall be in writing and shall be delivered to the contact identified below by (i) overnight courier, (ii) registered or certified mail, (iii) facsimile with confirmation during normal business hours, or (iv) electronic mail. All notices, demands or requests so given will be deemed given when actually received as evidenced by written confirmation thereof.
If to an Acquiring Fund:

EA Series Trust
c/o ETF Architect
Suite 150
3803 West Chester Pike
Newtown Square, PA 19073

Email: legal@etfarchitect.com
With copy to: compliance@etfarchitet.com

If to an Acquired Fund:
    GraniteShares Advisors LLC
222 Broadway, 21st Floor
New York, New York 10038

Fax:
Email:
Tel:
6.Termination; Governing Law
(a)This Agreement will continue until terminated in writing by either party upon sixty (60) days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits.
(b)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.
7.Miscellaneous
(a)This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Fund’s reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in the Acquired Fund made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 6(a).
(b)This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.
(c)Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(d)With the exception of Schedules A and B, no amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized representative of each party.
(e)This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.
(f)In any action involving an Acquired Fund or an Acquiring Fund under this Agreement, each Acquiring Fund or Acquired Fund agrees to look solely to the individual Acquiring Fund or Acquired Fund that is involved in the matter in controversy and not to any other series of the Acquiring Funds or Acquired Funds.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
EA Series Trust on behalf of each of the Acquiring Fund listed on Schedule A
By: /s/ Micahel D. Barolsky
Name: Michael D. Barolsky
Title: Vice President & Secretary
GRANITESHARES ETF TRUST, on behalf of each of the Acquired Funds listed on Schedule B
By: /s/ William Rhind
Name: William Rhind
Title: President

Acknowledged:

Acquiring Fund Adviser:

/s/ Sean Hegarty
By: Sean R. Hegarty

Empowered Funds, LLC d/b/a EA Advisers

Acquired Fund Adviser:

/s/ William Rhind
By: William Rhind
Title: CEO
GraniteShares Advisors LLC

SCHEDULE A

List of Acquiring Funds
Alpha Architect High Inflation and Deflation ETF (HIDE)

SCHEDULE B

List of Acquired Funds
GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF (COMB)